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                                                                   Exhibit 10(q)

TERM LOAN AND SECURITY AGREEMENT, DATED AS OF NOVEMBER 19, 1997, AMONG THE REGISTRANT, VARIOUS LENDERS PARTICIPATING THERETO, AND BANKBOSTON RETAIL FINANCE, INC., AS AGENT.


Agent:         BankBoston Retail Finance, Inc.
               40 Broad Street
               Boston, MA 02109



Lenders:       BankBoston Retail Finance, Inc.
               40 Broad Street
               Boston, MA 02109


               Goldman Sachs Credit Partners
               85 Broad Street
               New York, NY 10004

               Goldman Brothers Retail Partners
               40 Broad Street, 11th Floor
               Boston, MA 02109

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                        TERM LOAN AND SECURITY AGREEMENT

                               ~~~~~~~~~~~~~~~~~~


                         BANKBOSTON RETAIL FINANCE INC.


                               ~~~~~~~~~~~~~~~~~~



                       SUN TELEVISION AND APPLIANCES, INC.



                                  ............












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                                TABLE OF CONTENTS


ARTICLE 1 - DEFINITIONS.

ARTICLE 2 - THE TERM LOAN

         2-1.         Commitment to Make Term Loan
         2-2.         Use of Proceeds of Term Loan
         2-3.         The Term Note
         2-4.         Interest on Term Loan
         2-5.         Repayment of Term Loans
         2-6.         Optional Prepayments of Term Loans
         2-7.         Term Loan Commitment Fee
         2-8.         Indemnity
         2-9.         Increased Costs

ARTICLE 3 - CONDITIONS PRECEDENT.

         3-1.         Corporate Due Diligence.
         3-2.         Opinion.
         3-3.         Landlord Waivers.
         3-4.         Intercreditor Agreement
         3-5.         Mortgages/Deeds of Trust
         3-6.         Real Estate Requirements
         3-7.         Warrant
         3-8.         Additional Documents.
         3-9.         Officers' Certificates.
         3-10.        Due Diligence
         3-11.        Representations and Warranties.
         3-12.        Minimum Excess Availability.
         3-13.        No Suspension Event.
         3-14.        No Adverse Change.
         3-15.        Perfection of Liens
         3-16.        Litigation
         3-17.        Consents
         3-18.        Fees and Expenses
         3-19.        Capital Markets

ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         4-1.         Payment and Performance of Liabilities.
         4-2.         Due Organization - Corporate Authorization - No
                      Conflicts.
         4-3.         Trade Names.
         4-4.         Locations.
         4-5.         Title to Assets.
         4-6.         Indebtedness
         4-7.         Insurance Policies.
         4-8.         Licenses
         4-9.         Leases; Real Estate.


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         4-10.        Requirements of Law
         4-11.        Maintain Properties
         4-12.        Pay Taxes.
         4-13.        No Margin Stock.
         4-14.        ERISA
         4-15.        Hazardous Materials
         4-16.        Litigation
         4-17.        Dividends or Investments
         4-18.        Loans
         4-19.        Protection of Assets
         4-20.        Line of Business
         4-21.        Affiliate Transactions
         4-22.        Executive Pay.
         4-23.        Additional Assurances
         4-24.        Adequacy of Disclosure
         4-25.        Other Covenants

ARTICLE 5 - REPORTING REQUIREMENTS / FINANCIAL COVENANTS

         5-1.         Maintain Records
         5-2.         Access to Records
         5-3.         Prompt Notice to The Lender
         5-4          Weekly Reports
         5-5.         Monthly Reports
         5-6.         Quarterly Reports
         5-7.         Annual Reports
         5-8.         Officers' Certificates
         5-9.         Inventories, Appraisals, and Audits
         5-10.        Additional Financial Information
         5-11.        Financial Performance Covenants

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL.

         6-1.         Use of Inventory Collateral
         6-2.         Inventory Quality
         6-3.         Adjustments and Allowances
         6-4.         Validity of Accounts
         6-5.         Notification to Account Debtors

ARTICLE 7 - GRANT OF SECURITY INTEREST

         7-1.         Grant of Security Interest
         7-2.         Extent and Duration of Security Interest
         7-3.         Mortgages

ARTICLE 8 - LENDER AS BORROWER'S ATTORNEY-IN-FACT.

         8-1.         Appointment as Attorney-In-Fact
         8-2.         No Obligation to Act


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ARTICLE 9 - EVENTS OF DEFAULT.

         9-1.         Failure to Pay Term Loan
         9-2.         Failure To Make Other Payments
         9-3.         Failure to Perform Covenant or Liability (No Grace
                      Period)
         9-4.         Failure to Perform Covenant or Liability (Grace
                      Period)
         9-5.         Misrepresentation
         9-6.         Revolving Credit Default
         9-7.         Default Under Other Agreements
         9-8.         Casualty Loss. Non-Ordinary Course Sales
         9-9.         Judgment.  Restraint of Business
         9-10.        Business Failure
         9-11.        Bankruptcy
         9-12.        Default by Guarantor or Related Entity
         9-13.        Indictment - Forfeiture
         9-14.        Termination of Guaranty
         9-15.        Challenge to Loan Documents
         9-16.        Executive Management.
         9-17.        Change in Control.
         9-18.        Material Adverse Change

ARTICLE 10 - RIGHTS AND REMEDIES UPON DEFAULT

         10-1.        Rights of Enforcement
         10-2.        Sale of Collateral
         10-3.        Occupation of Business Location
         10-4.        Grant of Nonexclusive License.
         10-5.        Assembly of Collateral
         10-6.        Rights and Remedies

ARTICLE 11 - NOTICES.

         11-1.        Notice Addresses
         11-2.        Notice Given

ARTICLE 12  -  GENERAL

         12-1.        Protection of Collateral
         12-2.        Successors and Assigns; Intercreditor Agreement.
         12-3.        Severability
         12-4.        Amendments.  Course of Dealing
         12-5.        Power of Attorney
         12-6.        Application of Proceeds
         12-7.        Costs and Expenses
         12-8.        Copies and Facsimiles
         12-9.        Massachusetts Law
         12-10.       Consent to Jurisdiction
         12-11.       Indemnification
         12-12.       Rules of Construction.


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         12-13.       Intent
         12-14.       Right of Set-Off
         12-15.       Maximum Interest Rate.
         12-16.       Waivers.






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                                    EXHIBITS


         1-1               :        Allocated Loan Value
         1-2               :        Real Estate
         2-3               :        Term Note
         4-2               :        Related Entities
         4-3               :        Trade Names
         4-4               :        Locations
         4-5               :        Encumbrances
         4-6               :        Indebtedness
         4-7               :        Insurance Policies
         4-9               :        Leases
         4-12              :        Taxes
         4-16              :        Litigation
         5-11              :        Financial Performance Covenants





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================================================================================

TERM LOAN AND SECURITY AGREEMENT

================================================================================


                                                               November 19, 1997


         THIS AGREEMENT is made between


                  BankBoston Retail Finance Inc. (the "LENDER"), a Delaware corporation with offices at 40 Broad Street Boston, Massachusetts
         02109,          and

                  Sun Television and Appliances, Inc. (hereinafter, the "BORROWER"), an Ohio corporation with its principal executive offices at 6600 Port Road, Groveport, Ohio 43125 in consideration of the mutual covenants contained herein and benefits to be derived herefrom,


                                   WITNESSETH:
ARTICLE 1 - DEFINITIONS.

         As herein used, the following terms have the following meanings or are defined in the section of the within Agreement so indicated:

         "ACCOUNTS" and "ACCOUNTS RECEIVABLE" include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all "contract rights" as formerly defined in the UCC; all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.


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         "ACCOUNT DEBTOR": Has the meaning given that term in the UCC.

         "AFFILIATE": With respect to any two Persons, a relationship in which
                  (a) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, Control of the other; or (c) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

         "ALLOCATED LOAN VALUE": As to any parcel of Real Estate, the amount set forth in EXHIBIT 1-1 hereto, as such EXHIBIT may be amended to reflect the acquisition of other Real Estate by the Borrower.

         "BANKRUPTCY CODE":  Title 11, U.S.C., as amended from time to time.

         "BORROWER": Is defined in the Preamble.

         "BUSINESS DAY": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or Groveport, Ohio, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Lender is not open to the general public to conduct business.

         "BUSINESS PLAN": The Borrower's business plan annexed hereto as EXHIBIT
                  5-11(b) and any revision, amendment or update of such business plan.

         "CAPITAL EXPENDITURES": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

         "CAPITAL LEASE": Any lease which may be capitalized in accordance with GAAP.


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         "CHANGE IN CONTROL":  The occurrence of any of the following:

                           (a) The acquisition, by any group of persons (within
                  the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of the issued and outstanding capital stock of the Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Borrower.

                           (b) More than half of the persons who were directors
                  of the Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month during which the within Agreement was executed), cease, for any reason other than death or disability, to be directors of the Borrower.

         "CHATTEL PAPER": Has the meaning given that term in the UCC.

         "COLLATERAL": Is defined in Section 7-1 and includes the Real Estate as provided in Section 7-3.

         "CONTROL": A Person or group of Persons (the "Controlling Person") shall be deemed to Control another Person if such Controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise. Included among such powers, with respect to a corporation, are power to cause any of following: (a) the election of a majority of its Board of Directors; (b) the issuance of additional shares of its common stock;
         (c) the issuance and designation of rights and shares of its preferred stock (if any); (d) the distribution and timing of dividends; (e) the award of performance bonuses to its management; (f) the termination or severance of officers or key employees; and (g) all or any similar matters.


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         "COSTS OF COLLECTION" includes, without limitation, all attorneys'
                  reasonable fees and reasonable out-of-pocket expenses incurred by the Lender's and any Participant's attorneys, and all reasonable costs incurred by the Lender and any Participant in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender and any Participant, which costs and expenses are directly or indirectly related to or in respect of the Lender's or such
                  Participant's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Rights and Remedies and/or any of the rights and remedies against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts), but excluding, in any event those costs and expenses for which the Borrower is not responsible under Section 5-9 hereof. The Costs of Collection are Liabilities, and at the Lenders's option may bear interest, if not paid within Three (3) Business Days after demand, at the rate which the Lender is then charging the Borrower hereunder as if such had been lent, advanced, and credited by the Lender to, or for the benefit of, the Borrower.

         "DEPOSIT ACCOUNT": Has the meaning given that term in the UCC.

         "DOCUMENTS": Has the meaning given that term in the UCC.

         "DOCUMENTS OF TITLE": Has the meaning given that term in the UCC.

         "EMPLOYEE BENEFIT PLAN": As defined in ERISA.

         "ENCUMBRANCE": Each of the following:

                           (a) security interest, mortgage, pledge,
                  hypothecation,


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                  lien, attachment, or charge of any kind (including any
                  agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

                           (b) The filing of any financing statement under the
                  UCC or comparable law of any jurisdiction.

         "ENVIRONMENTAL LAWS": (a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect; and

                                (b) the common law relating to damage to Persons
                  or property from Hazardous Materials.

         "EQUIPMENT" includes, without limitation, "equipment" as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased by the Borrower for use in the operation or furtherance of the Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

         "ERISA": The Employee Retirement Security Act of 1974, as amended.


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         "ERISA AFFILIATE": Any Person which is under common control with the
                  Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

         "EVENTS OF DEFAULT": Is defined in Article 9.

         "EXECUTIVE AGREEMENT": Any agreement or understanding (whether or not written) to which the Borrower is a party or by which the Borrower may be bound, which agreement or understanding relates to Executive Pay.

         "EXECUTIVE OFFICER": Each of R. Carter Pate, Dennis May, and any other
                  Person who (without regard to title) is the successor to any of the foregoing or who exercises a substantial portion of the authority being exercised, at the execution of the within Agreement, by any of the foregoing or a combination of such authority of more than one of the foregoing or who otherwise has Control of the Borrower.

         "EXECUTIVE PAY": All salary, bonuses, and other value directly or indirectly provided by or on behalf of the Borrower to or for the benefit of any Executive Officer or any Affiliate, spouse, parent, or child of any Executive Officer.

         "FIXTURES": Has the meaning given that term in the UCC.

         "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the


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                  Lender, (a) the Borrower's compliance with the financial
                  performance covenants imposed pursuant to Section 5-11 shall be determined as if such Material Accounting Change had not taken place and (b) the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Borrower's chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

         "GENERAL INTANGIBLES" includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and


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



                  other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

         "GOODS": Has the meaning given that term in the UCC.

         "GUARANTORS": All subsidiaries of the Borrower, presently existing and hereafter organized or acquired (nothing herein being deemed a waiver of the provisions of Section 4-17 hereof).

         "HAZARDOUS MATERIALS:" Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

         "INDEBTEDNESS": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

                           (a) In respect of money borrowed (including any
                  indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

                           (b) For the payment of the purchase price of goods or


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                  services deferred for more than Thirty (30) days beyond then current trade terms provided to such person by the supplier of such goods or services.

                           (c) In connection with any letter of credit or
                  acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

                           (d) In connection with the sale or discount of
                  accounts receivable or chattel paper of such Person.

                           (e) On account of deposits or advances.

                           (f) As lessee under Capital Leases.

                  "INDEBTEDNESS" of any Person shall also include:

                                    (x) Indebtedness of others secured by an
                           Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                                    (y) Any guaranty, endorsement, suretyship or
                           other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

                                    (z) The Indebtedness of a partnership or
                           joint venture in which such Person is a general partner or joint venturer.

         "INDEMNIFIED PERSON": Is defined in Section 12-11.

         "INSTRUMENTS": Has the meaning given that term in the UCC.

         "INVESTMENT PROPERTY": Has the meaning given that term in the UCC.

         "INVENTORY" includes, without limitation, "inventory" as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used


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



                  or consumed or to be used or consumed in the Borrower's business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.

         "LEASE": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

         "LENDER": Is defined in the Preamble hereto.

         "LIABILITIES" (in the singular, "LIABILITY") includes, without limitation, all and each of the following with respect to any of the Loan Documents, whether now existing or hereafter arising:

                           (a) Any and all direct and indirect liabilities,
                  debts, and obligations of the Borrower to the Lender or any Participant hereunder, each of every kind, nature, and description.

                           (b) Each obligation to repay any loan, advance,
                  indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Lender or any Participant hereunder (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender or any Participant may hold against the Borrower.

                           (c) All notes and other obligations of the Borrower
                  now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

                           (d) All interest, fees, and charges and other amounts
                  which may be charged by the Lender to the Borrower and/or which may be due from the Borrower to the Lender from time to time.

                           (e) Except as otherwise provided in Section 5-9
                  hereof,


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                  all costs and expenses incurred or paid by the Lender or any
                  Participant hereunder in respect of any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

                           (f) Any and all covenants of the Borrower to or with
                  the Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender.

         "LOAN DOCUMENTS": The within Agreement, each instrument and document executed and/or delivered as contemplated by Article 3, below, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, as each may be amended from time to time.

         "MATERIAL ACCOUNTING CHANGE": Any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of the within Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5-11 where such a breach would not have occurred if such change had not taken place or visa versa.

         "MATURITY DATE": February 28, 2000.

         "NET PROCEEDS": The entire proceeds received from a sale or other


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                  disposition of any of the assets of the Borrower, less the reasonable costs and expenses incident to realizing such proceeds, including, without limitation, reasonable brokerage commissions and reasonable legal fees and expenses of counsel.

         "NEW STORE COSTS": The initial stocking of $20,000,000.00 of
                  Inventory and ancillary expenses (including, without limitation, new lease costs, store fixtures, equipment, and leasehold improvements) associated with the opening by the Borrower of Thirty (30) additional rural retail stores.

         "PARTICIPANT": Any Person which purchase a participation in the Term
                  Loan and the Loan Documents from the Lender or from another Participant; provided that there may be no more than two (2) Participants at any time.

         "PERMITTED ENCUMBRANCES": Those Encumbrances permitted as provided in Section 4-5(a) hereof.

         "PERSON": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

         "PROCEEDS": include, without limitation, "Proceeds" as defined in the UCC (defined below), and each type of property described in
                  Section 7-1 hereof.

         "QUALIFIED TAKEOUT": A single transaction which consists of any of the following:

                                    (a) The sale by the Borrower of all or any
                           portion of its capital stock in a secondary offering or otherwise.

                                    (b) The sale of the Borrower (whether an
                           asset sale or the sale of capital stock of the Borrower resulting in a Change in Control) or the merger of the Borrower with


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                           another Person (with such other Person being the
                           surviving entity).

                                    (c) The refinancing of the Term Loan by a
                           financial institution other than the Lender.

         "REAL ESTATE": All land and improvements thereon now owned or hereafter acquired by the Borrower or any Guarantor (other than interests under any Leases, as lessee).

         "RECEIVABLES COLLATERAL": That portion of the Collateral which consists of the Borrower's Accounts, Accounts Receivable, contract rights, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Securities, letters of credit for the benefit of the Borrower, and bankers' acceptances held by the Borrower, and any rights to payment.

         "RELATED ENTITY": (a) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; Controls or is Controlled by the Borrower or by any Affiliate of the Borrower.

                           (b) Any Affiliate.

         "REQUIREMENT OF LAW": As to any Person:

                           (a)(i) All statutes, rules, regulations, orders, or
                  other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

                           (b) That Person's charter, certificate of
                  incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

         "REVOLVING CREDIT": The revolving credit facility in the principal amount of $100,000,000.00 entered into contemporaneously herewith among the Borrower, the Lenders party thereto, and BankBoston Retail Finance Inc., as Agent for the Revolving Credit Lenders, as such facility may hereafter be modified, amended, extended, supplemented or restated from time to time.

         "REVOLVING CREDIT LENDERS": The lenders who agree to make loans to the Borrower under the Revolving Credit.

         "RIGHTS AND REMEDIES":  Is defined in Section 10-6.

         "SEGREGATED ACCOUNT":  Is defined in Section 2-2 hereof.

         "SUSPENSION EVENT": Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

         "TERM LOAN":  Is defined in Section 2-1.

         "TERM LOAN COMMITMENT FEE": Is defined in Section 2-7(a).

         "TERM NOTE": Is defined in Section 2-3.

         "TERMINATION DATE": The earliest of (a) the Maturity Date; or (b) the occurence of any event described in Sections 9-10 or 9-11, below; or (c) the Lender's notice to the Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Sections 9-10 or 9-11, below.

         "UCC":     The Uniform Commercial Code as presently in effect in
                  Massachusetts (Mass. Gen. Laws, Ch. 106).

ARTICLE 2 - THE TERM LOAN

         2-1. Commitment to Make Term Loan. Subject to the terms and conditions set forth in this Agreement, the Borrower shall borrow, and the Lender shall lend, on the satisfaction of the conditions precedent hereto (Article 3), the sum of $25,000,000.00 (the "TERM LOAN").

         2-2. Use of Proceeds of Term Loan. The proceeds of the Term Loan shall be used solely for New Store Costs; provided that pending use for such purposes, the proceeds of the Term Loan shall be utilized FIRST, to reduce the amounts due under the Revolving Credit, and SECOND, to fund a segregated collateral account (the "Segregated Account") which shall be pledged to the Lender as collateral for the Liabilities. After the initial disbursement of the proceeds of the Term Loan, as provided above, if the Borrower desires to utilize the proceeds of the Term Loan for the payment of New Store Costs and (a) no Suspension Event then exists, the Borrower may request an advance from the Revolving Credit Lenders for that purpose (the Lender not hereby representing that the Revolving Credit Lenders will in fact make such advance) or may obtain a release of funds from the Segregated Account for the purpose, or (b) if a Suspension Event then exists, the Borrower shall furnish the Lender with ten (10) Business Days' prior written notice thereof, which notice shall be accompanied by a certification by the Borrower (in form satisfactory to the Lender) of the amount of the Term Loan proceeds to be so utilized and a breakdown of the actual proposed use thereof; in the event a Suspension Event then exists, the Lender, in its discretion, may release or refuse to release, funds held in the Segregated Account, or direct or refuse to direct, the Revolving Credit Lenders to advance to the Borrower, the amounts so requested. During the existence of a Suspension Event, the Borrower shall have no authority to, and shall not, request the Revolving Credit Lenders to make an advance for the payment of the New Store Costs without the prior written consent of the Lender.

         2-3. The Term Note. The Term Loan shall be evidenced by a promissory note of the Borrower payable to the Lender, substantially in the form of EXHIBIT 2-3 (the "TERM NOTE"), completed with appropriate insertions.

         2-4. Interest on Term Loan.

                  (a) The Outstanding principal balance of the Term Loan shall bear interest at a rate equal to fourteen and one-half percent (14-1/2%) per annum.

                  (b) Following the occurrence of an Event of Default (and whether or not the Lender exercises any of the Lender's rights on account of such Event of Default, the principal balance of the Term Loan shall bear interest at the option of the Lender, at the rate of sixteen and one-half percent (16-1/2%) per annum.

                  (c) The Borrower shall pay interest on the outstanding principal balance of the Term Loan in arrears on the first day of each month and on the Termination Date.

         2-5. Repayment of Term Loans. (a) The Borrower, without notice or demand from the Lender, shall pay the Lender, an amount equal to the greater of
(i) one hundred twenty-five percent (125%) of the Allocated Loan Value of any Real Estate sold by the Borrower or (ii) ninety percent (90%) of the gross proceeds from any Real Estate sold by the Borrower. Nothing contained herein shall be deemed to constitute the Lender's consent to any such sale or disposition or a waiver of the provisions of Section 4-11(d) hereof.

                  (b) After final and irrevocable payment in full and termination of the Revolving Credit (other than by a refinancing of the Revolving Credit), the Borrower, without notice or demand from the Lender, shall pay to the Lender, the Net Proceeds from the sale by the Borrower of any of its capital stock or assets other than Real Estate (other than asset sales permitted under Section 4.11(d) hereof), immediately upon receipt of such Net Proceeds by the Borrower. Nothing contained herein shall be deemed to constitute the Lender's consent to any such sale or disposition or a waiver of the provisions of Section 4-11(d) hereof.

                  (c) On May 31, 1999, the Borrower, without notice or demand from the Lender, shall pay the Lender, an amount equal to the net proceeds of the Term Loan not theretofore utilized by the Borrower for New Store Costs.

                  (d) All payments under subparagraphs (a), (b), and (c) hereof shall be applied to the principal balance of the Term Loan and shall not reduce the amount, or postpone the time for payment, of any other amounts due or to become due under the Term Loan. Any portion of the Term Loan which is prepaid may not be reborrowed. Each such prepayment shall be accompanied by payment of Term Loan Commitment Fees and any amounts due under Section 2-8 hereof.

                  (e) In all events and under all circumstances, unless sooner paid or accelerated, the then unpaid principal balance of the Term Note and all accrued and unpaid interest thereon shall be due and payable on the Termination Date.

         2-6. Optional Prepayments of Term Loans.

         The Borrower shall have the right, at its election, to repay the outstanding amount of the Term Loan, as a whole or in part, in multiples of $100,000.00, at any time after the first anniversary of this Agreement, subject, however, to the provisions of Sections 2-7(b) and 2-8 hereof. No prepayment hereunder shall postpone the date for, or reduce the amount of, any subsequent payment under the Term Loan. Any portion of the Term Loan which is prepaid may not be reborrowed.

         2-7. Term Loan Commitment Fee. (a) As compensation for the Lender's commitments included herein to make the Term Loan, the Lender has earned a TERM LOAN COMMITMENT FEE (so referred to herein) in the sum of $4,375,000.00 payable, subject to the provisions of Subparagraphs (b) and (c) hereof, as follows:

                           (i) The sum of $875,000.00 shall have been received by the Lender as of the date of the execution of this Agreement. The Lender acknowledges receipt of the sum of $500,000.00 from the Borrower at the time of the execution of the commitment letter for the Term Loan; the balance of $375,000.00 shall be paid upon from the initial advance of the proceeds of the Term Loan.

                           (ii) The sum of $875,000.00 shall be due on the first anniversary of this Agreement.

                           (iii) The sum of $875,000.00 shall be due on the second anniversary of this Agreement.

                           (iv) The sum of $1,750,000.00 shall be due on the earlier of the Termination Date or the date the Term Loan is paid in full.

Subject to the provisions of Subparagraph (c) hereof, in the event of the repayment of the Term Loan prior to the Maturity Date (whether as a result of acceleration or otherwise), any remaining installments of the Term Loan Commitment Fee shall become immediately due and payable.

                  (b) Upon any prepayment of the Term Loan pursuant to Section 2-5 or 2-6 hereof, the Borrower shall pay the Lender an allocable share of the remaining installments of the Term Loan Commitment Fee equal to the amount of such prepayment multiplied by the decimal equivalent of the ratio of such prepayment to the then outstanding balance of the Term Loan. Any such prepayment of the Term Loan Commitment Fee shall be applied to the annual installments of the Term Loan Commitment Fee in inverse order of maturity and shall not reduce the amount, or postpone the time for payment, of any installments thereafter coming due.

                  (c) In the event that the entire unpaid balance of the Term Loan, all accrued and unpaid interest thereon, and all fees otherwise due and payable with respect thereto, are paid with the proceeds of a Qualified Takeout, and if no Event of Default then exists as a result of which the Lender has accelerated the time for payment of the Liabilities, the Lender shall waive (i) payment of the installment of the Term Loan Commitment Fee due and payable under Section 2-7(a)(iii), if such full payment occurs prior to the second anniversary of this Agreement and (ii) $750,000.00 of the installment due under Section 2-7(a)(iv) if such full payment occurs prior to the Maturity Date. In the event that the Term Loan is repaid with the proceeds of a Qualified Takeout resulting in the waiver of a portion of the Term Loan Commitment Fee, any portion of the Term Loan Commitment Fee paid hereunder and applied to the portion of the Term Loan Commitment Fee so waived shall be credited against the amounts required to be paid at the time of the Qualified Takeout.

                  (d) Except as provided in Subparagraph (c), above, the Borrower shall not be entitled to any credit, rebate, or repayment of the Term Loan Commitment Fee notwithstanding the termination of this Agreement.

         2-8. Indemnity. The Borrower agrees to indemnify the Lender and each Participant and to hold the Lender and each Participant harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Lender or such Participant may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the making of any prepayment (whether mandatory or optional) of the Term Loan, including interest or fees payable by the Lender or such Participant to lenders of funds obtained by it in order to maintain such Term Loan.

         2-9 Increased Costs. If, as a result of any change in any requirement of law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

                  (a) subjects the Lender or any Participant to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Lender or such Participant under this Agreement (except for taxes on the Lender's or Participant's overall net income or capital imposed by the jurisdiction in which the Lender's or Participant's principal or lending offices are located);

                  (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Lender or any Participant;

                  (c) imposes on the Lender or any Participant any other condition with respect to any Loan Document; or

                  (d) imposes on the Lender or any Participant a requirement to maintain or allocate capital in relation to the Liabilities;
and the result of any of the foregoing is to increase the cost to the Lender or any Participant of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by the Lender or any such Participant in respect of any loan, advance or financial accommodation by an amount which the Lender or any Lender or such Participant deems to be material, then upon the Lender's giving written notice thereof, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall pay to the Lender, within seven(7) Business Days after receipt of such notice, that amount which shall compensate the Lender or Participant for such additional cost or reduction in income.

ARTICLE 3 - CONDITIONS PRECEDENT.

         As a condition to the effectiveness of this Agreement, the establishment of the Term Loan, and the making of the Term Loan, each of the documents respectively described in Sections 3-1 through and including 3-9, (each in form and substance reasonably satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 3-11 through and including 3-19, shall have been satisfied:

         3-1.     Corporate Due Diligence.

                  (a) A Certificate of corporate good standing issued by the Secretary of State of Ohio.

                  (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature of the

Borrower's business conducted or assets owned requires such qualification, except for those States in which the failure to so qualify would not have a material adverse effect on the Borrower's business, assets, financial condition, operations or prospects.

                  (c) A Certificate of the Borrower's Assistant Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

         3-2. Opinion. An opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Lender.

         3-3. Landlord Waivers. Either, (a) the delivery to the agent for the Revolving Credit Lenders of waivers or subordinations (each in form reasonably satisfactory to the Lender) executed by (i) each of the owners of the Borrower's leased warehouses, (ii) seventy-five percent (75%) of the Borrower's landlords, and (iii) without duplication, the landlords for each of the Borrower's stores located in a jurisdiction in which the landlord could obtain an Encumbrance on any of the Borrower's assets having priority over the liens granted to the Lender, or (b) the Revolving Credit Lenders shall have established a reserve against Availability (as defined in the documents evidencing the Revolving Credit), pending receipt of such waivers, in an amount acceptable to the Lender.

         3-4. Intercreditor Agreement. The execution and delivery of an Intercreditor Agreement between the Lender and the Revolving Credit Lenders, in form and substance reasonably satisfactory to the Lender. The Revolving Credit shall have been consummated and be in full force and effect and the documentation evidencing the Revolving Credit shall be reasonably satisfactory to the Lender.

         3-5. Mortgages/Deeds of Trust.  Mortgages/Deeds of Trust and

Assignments of Leases and Rents with respect to the Real Estate presently owned by the Borrower (each in form satisfactory to the Lender).

         3-6. Real Estate Requirements. To the extent not previously delivered to the Lender:

                  (a) Appraisals. The Lender shall have been provided with appraisals of the Borrower's Real Estate, which appraisals shall have been prepared by one or more appraisers acceptable to the Lender, utilizing methodology satisfactory to the Lender, and the results of which appraisals are satisfactory to the Lender.

                  (b) Environmental Review. The Borrower shall provide information, to the Lender's reasonable satisfaction, (a) that the Borrower's operations comply in all material respects (as determined by the Lender in its reasonable discretion) with all applicable Environmental Laws; (b) whether the operations of the Borrower are the subject of any federal, state or provincial, municipal or local investigation evaluating whether any remedial action, involving a material expenditure by the Borrower, is needed to respond to a release of any Hazardous Materials; and (c) whether the Borrower has any contingent liability reasonably deemed material by the Lender in connection with any past or present treatment, storage, recycling, disposal or release or threatened release, at any location, of any Hazardous Materials or pursuant to Environmental Laws.

                  (b) Title Insurance. The Lender shall have received an ALTA standard form title insurance policy issued by a title insurance company approved by the Lender (with such reinsurance or co-insurance as the Lender may require, any such reinsurance to be with direct access endorsements), insuring the Lender that Borrower holds marketable fee title to the Real Estate owned by the Borrower and that the mortgages granted to the Lender creates valid, enforceable and first priority liens on Borrower's title to such Real Estate, subject only to such exceptions as the Lender may be approve in writing, and which shall contain no exceptions for surveys, mechanic's liens or persons in occupancy, and shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Lender in its sole discretion.

                  (c) Other Real Estate Due Diligence. The Lender shall have received (i) engineering reports (including code and ADA compliance), (ii) if requested by Lender, reliance letters in form and substance satisfactory to Lender from Borrower's environmental engineers, structural engineers and appraisers, and (iii) to the extent required by the Lender, matters relating to title, zoning, survey, the provisions of mortgages and debt instruments, plans, leases, management agreements, service contracts, historical financial information, operating and capital budgets insurance, financial information, building plans and specifications, construction schedules, construction-related contracts, and other customary matters, provided that the Borrower shall not be required to deliver Subordination, Attornment and Non-Disturbance Agreements from the Borrower's tenants as long as, pending receipt of such agreements, the Revolving Credit Lenders shall have established a reserve against Availability (as defined in the documents evidencing the Revolving Credit) in an amount acceptable to the Lender.

         3-7. Warrant. Warrants in favor of the Lender permitting the Lender to purchase up to 400,000 shares of the Borrower's common stock (subject to customary anti-dilution and other provisions) for a strike price equal to the lesser of $2.50 per share or the bid price on the opening of the market on the date of this Agreement.

         3-8. Additional Documents. Such additional instruments and documents as the Lender or its counsel may reasonably require or reasonably request.

         3-9. Officers' Certificates. Certificates executed by the President and the Chief Financial Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no Suspension Event has occurred.

         3-10. Due Diligence. The Lender shall have completed its due diligence, the results of which shall be reasonably satisfactory to the Lender. Without limiting, the generality of the foregoing,

                  (a) The Lender shall have completed its investigation of the business, affairs, capital structure, real estate, material agreements, transactions between affiliates, related parties, properties and prospects of the Borrower including, without limitation, analysis of all material contracts, and pending and threatened litigation, with results reasonably satisfactory to the Lender and its counsel.

                  (b) The Lender, in connection with its conduct of due diligence, shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Related Entities and shall have received such financial, business, and other information regarding the Borrower and its Related Entities as it shall have requested, including, without limitation, information as to possible contingent liabilities, transactions with affiliates, tax matters, environmental matter, and obligations under ERISA and welfare plans, collective bargaining agreements and other arrangements with employees.


         3-11. Representations and Warranties. Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by any or on behalf of the Borrower shall be true and complete as of the date as of which such representation or warranty was made.

         3-12. Minimum Excess Availability. Availability, after giving effect to the first loans and advances to be made under the Revolving Credit; all then held checks (if any); accounts payable which are beyond credit terms then accorded the Borrower; overdrafts; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, the establishment of such credit facility, and any proceeds of the Term Loan applied in reduction of the Revolving Credit is not less than (a) $40,000,000.00, minus (b) the initial Rent Reserve and Real Estate Reserve established under the Revolving Credit.

         3-13. No Suspension Event. No Suspension Event shall then be extant.

         3-14. No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower's business, financial condition, operations, properties or prospects when compared with such condition at September 30, 1997.

         3-15. Perfection of Liens. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Lender to protect and preserve its security and mortgage interests in the Collateral shall have been duly effected. The Lender shall have received evidence thereof in form and substance reasonably satisfactory to the Lender.

         3-16 Litigation. No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) reasonably could be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower other than those which have theretofore been disclosed or (ii) would materially adversely affect the Term Loan, other than those which have theretofore been disclosed. Borrower shall represent and warrant the current status of all pending litigation, and such status shall be reasonably satisfactory to the Lender.

         3-17 Consents. All governmental and third party consents and approvals, if any, necessary in connection with the Term Loan, shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect; all applicable waiting periods with respect to such consents and approvals shall have expired without any action being taken by any competent authority; and, in the judgment of the Lender, no law or regulation shall be applicable which restrains, prevents, or imposes materially adverse conditions upon the Term Loan.

         3-18 Fees and Expenses. The portion of the Term Loan Commitment Fee payable upon execution of this Agreement and all accrued fees and expenses of the Lender and each Participant in connection with the establishment of the Term Loan (including the fees and expenses of counsel to the Lender and each Participant) then due and payable shall have been paid.

         3-19 Capital Markets. There shall not have occurred any disruption or adverse change in the U.S. financial capital markets generally, or in the U.S. market for loan syndications in particular, which the Lender in its discretion deems to be material.

No document shall be deemed delivered to the Lender until received and accepted by the Lender at the Lender's head office in Boston, Massachusetts. Under no circumstances will the within Agreement take effect until executed and accepted by the Lender at said head office.

ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Lender to establish the loan arrangement contemplated herein and to make the Term Loan (which loan shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes the following representations, warranties, and covenants included in the within Agreement.

         4-1. Payment and Performance of Liabilities. The Borrower shall pay each Liability when due (or within three (3) Business Days after demand, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

         4-2. Due Organization - Corporate Authorization - No Conflicts.

              (a) The Borrower presently is and shall hereafter remain in good standing as an Ohio corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification is necessary, except for those States in which the failure to so qualify would not have a material adverse effect on the Borrower's business, assets, financial condition, operations or prospects.

                  (b) Each Related Entity is listed on EXHIBIT 4-2, annexed hereto. Each Related Entity is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in each other State in which, by reason of that entity's assets or the operation of such entity's business, such qualification may be necessary, except for those States in which the failure to so qualify would not have a material adverse effect on the Borrower's business, assets, financial condition, operations or prospects. The Borrower shall provide the Lender with prior written notice of any entity's becoming or ceasing to be a Related Entity.

                  (c) The Borrower has all requisite corporate power and authority to execute and deliver all and singular the Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all and singular the Liabilities.

                  (d) The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security and mortgage interests by the Borrower as contemplated hereby); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

                           (i) Have been duly authorized by all necessary corporate action.

                           (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or material obligation of the Borrower.

                           (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or material obligation, except pursuant to the Loan Documents.

                  (e) The Loan Documents have been duly executed and delivered by

Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         4-3.     Trade Names.

                  (a) EXHIBIT 4-3, annexed hereto, is a listing of:

                  (i) All names under which the Borrower has conducted its business within the last ten (10) years.

                  (ii) All entities and/or persons with whom the Borrower consolidated or merged, or from whom the Borrower acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets, within the last ten (10) years.

                  (b) Except (i) upon not less than twenty-one (21) days prior written notice given the Lender, and (ii) in compliance with all other provisions of the within Agreement, the Borrower will not undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have been reflected on EXHIBIT 4-3.

                  (c) The Borrower owns and possesses, or has the right to use all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower's conduct of the Borrower's business.

                  (d) Except as set forth on EXHIBIT 4-16, the conduct by the Borrower of the Borrower's business does not infringe on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

         4-4.     Locations.

                  (a) The Collateral, and the books, records, and papers of Borrower pertaining thereto, are kept and maintained solely at the Borrower's chief executive offices at 6600 Port Road, Groveport, Ohio 43125 and at those locations which are listed on EXHIBIT 4-4, annexed hereto, which EXHIBIT includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business, (ii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles), (iii) is otherwise permitted by this Agreement, or (iv) to move Collateral between Locations listed on said
EXHIBIT 4-4, the Borrower shall not remove any Collateral from said chief executive offices or those locations listed on EXHIBIT 4-4.

                  (b) As long as the financial performance covenants set forth on EXHIBIT 5-11 hereto or in the documents evidencing the Revolving Credit are not violated as a result of the following actions, the Borrower may, after furnishing the Lender with thirty (30) days prior notice thereof:

                           (i) Execute a new lease for an existing location as long as the Borrower has obtained a landlord's waiver acceptable to the Lender therefor, and, if necessary, has executed additional financing statements to protect the Lender's liens and security interests.

                           (ii) Close any location at which the Borrower maintains, offers for sale, or stores any of the Collateral or

                           (iii) Open any location at which the Borrower maintains, offers for sale or stores any of the Collateral, so long as the Borrower has obtained a landlord's waiver acceptable to the Lender therefor, and, if necessary, has executed additional financing statements to protect the Lender's liens and security interests.

                  (c) Except (i) as otherwise disclosed pursuant to, or permitted by, this Section 4-4, (iii) for goods in transit, and(iii) Inventory in the process of being repaired, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

         4-5.     Title to Assets.

                  (a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances with the exceptions of the following (the "PERMITTED ENCUMBRANCES"):

                           (i) The security interest and liens on the Collateral created herein and by the mortgages and/or deeds of trust in favor of the Lender on the Real Estate.

                           (ii) The Encumbrances in favor of the Revolving Credit Lenders.

                           (iii) Those Encumbrances (if any) listed on EXHIBIT 4-5, annexed hereto.

                           (iv) Encumbrances in favor of The CIT Group/Business Credit, Inc., as Agent, to be released in connection with payment of proceeds of the loans contemplated hereby.

                           (v) Encumbrances for payment of taxes, assessments or governmental charges and levies that are not yet due.

                           (vi) Encumbrances created by operation of law such as materialmen's liens, mechanics' liens, warehouse liens and other similar liens, arising in the ordinary course of business, that secure amounts not overdue for a period of more than thirty (30) days, not to exceed $100,000.00 in the aggregate outstanding at any time.

                           (vii) Encumbrances incurred or deposits or pledges made in the ordinary course of business securing: obligations incurred for workers' compensation, unemployment insurance or other forms of governmental insurance or benefits (other than liens arising under ERISA); the performance of bids, tenders, leases, contracts (other than contracts for the payment of money) and statutory obligations; and obligations on surety, appeal, supersedeas and performance bonds.

                           (viii) Encumbrances or other restrictions on the use of real property such as zoning restrictions, licenses, covenants, and building restrictions and minor irregularities in the title thereto that do not secure obligations for the payment of money or materially impair the value of the real property or its use by the Borrower in the ordinary conduct of the Borrower's business.

                           (ix) Encumbrances securing Capital Leases permitted hereunder.

                           (x) Judgment liens in existence for less than thirty
         (30) days after entry thereof or with respect to which execution has been stayed or with respect to which payment in full above any deductible is covered by insurance or bond, not to exceed $750,000.00 in the aggregate at any time outstanding.

                           (xi) Renewals and replacements of Permitted
         Encumbrances, provided that the renewal or replacement is limited to the same property or assets and the Indebtedness secured by such Encumbrance is not increased.

                  (b) The Borrower does not and shall not have possession of any property on consignment to the Borrower.

         4-6.     Indebtedness. The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

                  (a) Any Indebtedness to the Lender under the Loan Documents.

                  (b) Indebtedness to the Revolving Credit Lenders under the Revolving Credit.

                  (c) The Indebtedness (if any) listed on EXHIBIT 4-6, annexed hereto.

                  (d) Indebtedness for taxes, assessments, governmental charges and claims for labor, material or supplies, to the extent that payment thereof is not then due.

                  (e) Indebtedness in connection with Permitted Encumbrances.

                  (f) Indebtedness arising in the ordinary course of business pursuant to endorsement of negotiable instruments for deposit or collection.

                  (g) Capital Leases, the annual payments under which do not exceed $75,000.00 in the aggregate in any fiscal year.

                  (h) Indebtedness for the payment of the purchase price of goods or services deferred for more than thirty (30) days beyond then current trade terms provided to the Borrower, which are the subject of a dispute with the vendor or supplier.

                  (g) Renewals, replacements, extensions and refundings of the Indebtedness listed in (a) through (g), provided that any renewal, replacement, extension or refunding is in aggregate principal amount not greater than the principal amount of, and is payable on terms no less favorable to the Borrower of, the Indebtedness renewed, replaced, extended or refunded.

         4-7.     Insurance Policies.

                  (a) EXHIBIT 4-7, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

                  (b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Lender. The coverage reflected on EXHIBIT 4-7 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances. All insurance carried by the Borrower shall provide for a minimum of Sixty (60) days' written notice of cancellation to the Lender and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, as mortgagee, loss payee or additional insured, as applicable, which endorsement shall also provide that the insurance, to the extent of the Lender's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy. In the event of the failure by the Borrower to maintain insurance as required herein, the Lender, at its option, may obtain such insurance, provided, however, the Lender's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance. The Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender regarding compliance by the Borrower with the foregoing insurance provisions.

                  (c) The Borrower shall advise the Lender of each claim in excess of $150,000.00 made by the Borrower under any policy of insurance which covers the Collateral and will permit the Lender, at the Lender's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim (and of all claims following the occurrence of any Suspension

Event). The Borrower hereby appoints the Lender as the Borrower's attorney in fact to obtain, adjust, settle, and, after the occurrence of an Event of Default, cancel any insurance described in this section and to endorse in favor of the Lender any and all drafts and other instruments with respect to such insurance. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender. The Lender shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct, bad faith or with gross negligence. After the occurrence of an Suspension Event, the Lender may apply all proceeds of insurance from the Real Estate (and other assets after the Revolving Credit Lenders have been paid in full and their obligations to make loans to the Borrower under the Revolving Credit terminated) against the Liabilities, whether or not such have matured, in such order of application as the Lender may determine. Prior to the occurrence of a Suspension Event, the proceeds from any Real Estate shall be held by the Lender as cash collateral and shall be released to the Borrower, following such reasonable disbursement procedures as the Lender may establish, for the repair or restoration of the Real Estate on account of which such proceeds were paid (as long as such insurance proceeds are sufficient to pay the entire cost of repair or restoration); if such proceeds are not sufficient to pay such costs, the Lender may apply such proceeds against the Liabilities, whether or not such have matured, in such order of application as the Lender may determine. All proceeds of insurance from assets other than the Real Estate shall be paid to the Revolving Credit Lenders, whether or not a Suspension Event exists, until the Revolving Credit is paid in full and all obligations of the Revolving Credit Lenders under the Revolving Credit to make loans to the Borrower have been terminated.

         4-8. Licenses. Each material license, distributorship, franchise, and similar agreement issued to the Borrower, or to which the Borrower is a party is in full force and effect. The Borrower is not in default or violation thereof. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

         4-9. Leases; Real Estate. (a) EXHIBIT 4-9, annexed hereto, is a schedule of all presently effective Leases and Capital Leases. Each of such Leases and Capital Leases is in full force and effect. Other than as set forth in EXHIBIT 4-16, the Borrower is not in default or violation of any such Lease or Capital Lease and the Borrower has not received any written notice or written threat of cancellation of any such Lease or Capital Lease. The Borrower hereby authorizes the Lender at any time and from time to time after the occurrence of a Suspension Event to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Lender may determine.
                  (b) EXHIBIT 1-2 annexed hereto, is a schedule of all Real Estate presently owned by the Borrower.

         4-10. Requirements of Law. The Borrower is in material compliance with, and shall hereafter comply with and use its assets in material compliance with, all Requirements of Law. The Borrower has not received any notice of any material violation of any Requirement of Law, which violation has not been cured or otherwise remedied.

         4-11.    Maintain Properties. The Borrower shall:

                  (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear excepted).

                  (b) Not suffer or cause the waste or destruction of any material part of the Collateral.

                  (c) Not use any of the Collateral in violation of any policy of insurance thereon.

                  (d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

                           (i) The sale of Inventory and Accounts in compliance with the within Agreement.

                           (ii) The disposal of Equipment which is (A) obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower, or (B) no longer used or useful in the conduct of the Borrower's business.

                           (iii) The turning over to the Lender of all Receipts as provided herein.

                           (iv) Sales of Inventory and fixtures resulting from store closures or new store openings.

                           (v) Sales of Inventory, Accounts, and fixtures as long as none of the financial covenants set forth in EXHIBIT 5-11 hereof would be breached, or any event of default under the Revolving Credit occur, as a result thereof.

                           (vi) Sales of Real Estate, provided that the sales price for any parcel is at least equal to the Allocated Loan Value therefor and the proceeds are paid to the Lender in accordance with the terms hereof.

         4-12.    Pay Taxes.

                  (a) The Borrower has received written notice from the Internal Revenue Service that the Internal Revenue Service has completed its examination of the Borrower's federal income tax returns for all tax years through and including the Borrower's taxable year referenced on EXHIBIT 4-12, annexed hereto, and that all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled. No agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service to assert a deficiency or make any other claim for or in respect to federal income taxes. No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service.

                  (b) To the Borrower's knowledge, no state and local income, excise, sales and other taxes are past due. No agreement is extant which waives or extends any statute of limitations applicable to the right of any state taxing authority to assert a deficiency or make any other claim for or in respect to any such state or local taxes. No issue has been raised in any examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any state or local taxing authority.

                  (c) Except as disclosed on said EXHIBIT 4-12, there are no examinations of or with respect to the Borrower presently being conducted by the Internal Revenue Service or any other taxing authority.

                  (d) The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance other than a Permitted Encumbrance) upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file.

                  (e) At its option, the Lender may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrower's Employee Benefit Plan as the Lender, in the Lender's discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Lender's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have made such payment.

         4-13. No Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations G,U,T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         4-14. ERISA. Neither the Borrower nor any ERISA Affiliate ever has or hereafter shall:

               (a) Violate or fail to be in full compliance with the Borrower's Employee Benefit Plan.

               (b) Fail timely to file all reports and filings required by ERISA to be filed by the Borrower.

               (c) Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).

               (d) Engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA.

               (e) Accumulate any material funding deficiency within the meaning of ERISA.

               (f) Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

               (g) Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of
Section 4001(a) of ERISA.

         4-15. Hazardous Materials.

               (a) Except as described in EXHIBIT 4-16, the Borrower has never:

                   (i) been legally responsible for any release or threat of release of any Hazardous Material; or

                   (ii) received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

               (b) The Borrower shall:

                   (i) dispose of any Hazardous Material only in compliance with all Environmental Laws; and

                   (ii) not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower's business and is in compliance with all Environmental Laws.

               (c) The Borrower shall provide the Lender with written notice upon the Borrower's obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrower may be liable.

         4-16. Litigation. Except as described in EXHIBIT 4-16, annexed hereto, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would have a material adverse effect upon (a) the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future, or (b) the Borrower's ability to perform its obligations under the Loan Documents.

         4-17. Dividends or Investments. Without the prior written consent of the Lender, the Borrower shall not:

               (a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower's capital stock, other than the payment of dividends (as long as no Suspension Event then exists or would arise therefrom) in an amount not to exceed fifty percent (50%) of such net income (as determined in accordance with GAAP), provided that the Borrower will not pay any such dividends until fifteen (15) days after the date the Lender receives the financial statements required under Section 5-6 hereof.

               (b) Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock.

               (c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity.

               (d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity, other than with a Related Entity and then only if the Borrower is the surviving corporation.

               (e) Consolidate any of the Borrower's operations with those of any other corporation or other entity.

               (f) Organize or create any Related Entity, unless (i) the Related Entity executes a guaranty of the Liabilities and grants the Lender a first perfected lien on its assets and (ii) the only assets owned by such Related Entity consist of Real Estate or Leases of real property in which the Related Entity is the lessee.

               (g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.


         4-18. Loans. The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

               (a) Advance payments made to the Borrower's suppliers in the ordinary course.

               (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

         4-19. Protection of Assets. The Lender, in the Lender's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Lender, within three (3) Business Days after demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section. The obligation of the Borrower to pay such amounts is a Liability.

         4-20. Line of Business. The Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

         4-21. Affiliate Transactions. The Borrower shall not make any payment, nor give any value to any Related Entity except for (a) goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Related Entity and (b) Leases of real property from any Guarantor, in each case for a price which shall

                           (i) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

                           (ii) not differ from that which would have been charged in an arms length transaction.

         4-22. Executive Pay.

               (a) For purposes of this Agreement, the only Executive Officers of the Borrower, at the execution of the within Agreement, are those individuals referenced in the definition of "Executive Officers", above.

               (b) Prior to the execution of the within Agreement, the Borrower furnished the Lender with copies of all written Executive Agreements and outlines of the salient features of all unwritten Executive Agreements (as amended to date) then extant. There are no unwritten agreements or understandings between the Borrower and any Executive Officer which relate to Executive Pay, written disclosure of which has not been made to the Lender.

               (c) Without the prior written consent of the Agent, the Borrower will not

                           (i) Enter into any Executive Agreement not extant at the execution of the within Agreement.

                           (ii) Alter, amend, supplement, or otherwise change any Executive Agreement in any material respect.

                           (iii) Pay, provide, or facilitate any Executive Pay in excess of the immediately preceding year's compensation by more than fifteen percent (15%) or, if not covered by an Executive Agreement, as permitted pursuant to Section 4-21 hereof.

         4-23.    Additional Assurances.

                  (a) The Borrower shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender's security and mortgage interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be required by the Lender with respect to the recordation and/or perfection of the security interests created herein.

                  (b) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4-23 shall be sufficient for filing to perfect the security interests granted herein.

         4-24.    Adequacy of Disclosure.

                  (a) All financial statements furnished to the Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

                  (b) The Borrower does not have any material contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrower's financial statements furnished to the Lender prior to the execution of the within Agreement.

                  (c) No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of the Borrower in connection with the execution of the within Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not materially misleading. There is no fact known to the Borrower which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of the Borrower which has not been disclosed in writing to the Lender.

         4-25. Other Covenants. The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

ARTICLE 5 - REPORTING REQUIREMENTS / FINANCIAL COVENANTS.

         5-1.     Maintain Records. The Borrower shall:

                  (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

                  (b) Timely provide the Lender with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

                  (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

                  (d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender.

                  (e) Not change the Borrower's fiscal year.

                  (f) Not change the Borrower's taxpayer identification number.

         5-2.     Access to Records.

                  (a) The Borrower shall accord the Lender, the Participants and their respective representatives with reasonable access from time to time as the Lender, such Participants and such representatives may reasonably require to all properties owned by or over which the Borrower has control. The Lender, the Participants and their respective representatives shall have the right, and the Borrower will permit the Lender, the Participants and such representatives from time to time as the Lender, such Participants and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Lender and the Participants.

                  (b) The Borrower hereby authorizes the Lender, the Participants and their respective representatives to:

                           (i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Lender, the Participants and their respective representatives with respect thereto.

                           (ii) After the occurrence of a Suspension Event, verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral.

         5-3.     Prompt Notice to The Lender.

                  (a) The Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

                           (i) Any change in the Borrower's Executive Officers, officers, directors, or key employees.

                           (ii) The completion of any physical count of the Borrower's Inventory (together with a copy of the certified results thereof).

                           (iii) Any ceasing of the Borrower's making of payment, in the ordinary course, to any of its creditors (including the ceasing of the making of such payments, but not the withholding of payments to trade creditors in the ordinary course, on account of a dispute with the subject creditor).

                           (iv) Any failure by the Borrower to pay rent at any of the Borrower's locations, which failure continues for more than Ten
         (10) days following the day on which such rent first came due (other than as described on EXHIBIT 4-16.

                           (v) Any material change in the business, operations, or financial affairs of the Borrower.

                           (vi) The occurrence of any Suspension Event.

                           (vii) Any decision on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

                           (viii) Any litigation which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition of the Borrower.

                  (b)      The Borrower shall:

                           (i) Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders).

                           (ii) Provide the Lender, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

         5-4 Weekly Reports. Weekly, on Wednesday of each week (as of the then immediately preceding Saturday) the Borrower shall provide the Lender with a flash collateral report (in such form as may be specified from time to time by the Lender). Such report may be sent to the Lender by facsimile transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission.

         5-5.     Monthly Reports.

                  (a) Fifteen days after the end of each fiscal month,

                      (i) Inventory Certificate signed by the Borrower's Chief
                  Financial Officer concerning the Borrower's Inventory.

                      (ii) Borrowing Base Report.

                      (iii) General Ledger Inventory Report.

                  (b) Thirty days after the end of each fiscal month,

                      (i) Sales Tax Payment Verification.

                      (ii) A report detailing New Store Costs.

                      (iii) an original counterpart of a management prepared
                  financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject month, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding month of the then immediately previous year, as well as to the Business Plan.

each in form satisfactory to the Lender.

         5-6. Quarterly Reports. Quarterly, within Forty Five (45) days following the end of each of the Borrower's fiscal quarters, the Borrower shall provide the Lender with (a) a Real Estate Tax Verification Report, and (b) an original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

         5-7. Annual Reports.

              (a) Annually, within ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Lender with an original signed counterpart of the Borrower's annual financial statement, which statement shall have been prepared by, and bearing the unqualified opinion of, the Borrower's independent certified public accountants, who shall be acceptable to the Lender in its reasonable discretion (any of the "Big 4" national accounting firms being acceptable) (i.e. said statement shall be "certified" by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.

              (b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrower's fiscal years or the date on which such accountants commence their work on the preparation of the Borrower's annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Lender) that:

                           (i) Such annual financial statement will be delivered
                  by the Borrower to the Lender (for subsequent distribution to each Participant).

                           (ii) It is the primary intention of the Borrower, in
                  its
                  engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5.

                           (iii) The Borrower has been advised that the Lender
                  (and each Participant) will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by the within Agreement.

              (c) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in the preparation of such annual statement, such accountants did not conclude that any Suspension Event had occurred during the subject fiscal year (or if one or more had occurred, the facts and circumstances thereof).

         5-8. Officers' Certificates. The Borrower shall cause the Borrower's President and Chief Financial Officer, as applicable, respectively to provide such Person's Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

              (a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, subject, however to the following:

                           (i) (With the exception of the Certificate which accompanies such annual statement) to usual year end adjustments.

                           (ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenants imposed pursuant to Section 5-11.

              (b) Indicate either that (i) no Suspension Event has occurred or
(ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

              (c) Include calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5-11 hereof.

         5-9. Inventories, Appraisals, and Audits.

              (a) The Lender and each Participant, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.

              (b) Upon the Lender's request from time to time, the Borrower shall obtain, or shall permit the Lender to obtain (in all events, at the Borrower's expense) physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be required by the Lender, one of which physical counts and/or inventories shall be observed by the Borrower's accountants in each fiscal year.

              (c) Upon the Lender's request from time to time, the Borrower shall permit the Lender to obtain appraisals (in all events, at the Borrower's expense) conducted by such appraisers as are satisfactory to the Lender and the Participants. The Lender contemplates conducting one (1) inventory appraisal and one Real Estate appraisal during any Twelve (12) month period during which the within Agreement is in effect, but in its discretion may undertake additional such appraisals during such period (provided that the Borrower shall not be responsible for the cost of such additional appraisals unless either (i) the Borrower's Availability under the Revolving Credit is ever less than $10,000,000.00, in which event the Borrower shall pay for up to two (2) additional inventory appraisals, or (ii) an Event of Default then exists).

              (d) The Lender contemplates conducting Two (2) commercial finance audits (in each event, at the Borrower's expense) of the Borrower's books and records during any Twelve (12) month period during which the within Agreement is in effect, but in its discretion, may undertake additional such audits during such period (provided that the Borrower shall not be responsible for the cost of such additional audits unless an Event of Default then exists).

              (e) Upon the Lender's request from time to time, the Borrower shall permit the Lender to obtain environmental site assessments (in all events, at the Borrower's expense) conducted by such Persons as are satisfactory to the Lender. The Lender contemplates conducting One (1) such site assessment during any Twelve (12) month period during which the within Agreement is in effect, but in its discretion, after the occurrence of an Event of Default, may undertake additional site assessments during such periods.

              (f) The Lender agrees that, to the extent that any of the actions set forth in this Section 5-9 are also undertaken by the Revolving Credit Lenders by Persons and methodology acceptable to the Lender and the Participants and the results thereof are shared by the Revolving Credit Lenders with the Lender and the Participants hereunder, the Lender will not undertake any action described in this Section 5-9 which would duplicate the efforts of the Revolving Credit Lenders.

         5-10. Additional Financial Information.

              (a) In addition to all other information required to be provided pursuant to this Article 5, the Borrower promptly shall provide the Lender, with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time reasonably request from the Borrower.

              (b) The Borrower may provide the Lender, from time to time hereafter, with updated projections of the Borrower's anticipated performance and operating results.

              (c) In all events, the Borrower, no sooner than Ninety (90) nor later than Thirty (30) days prior to the end of each of the Borrower's fiscal years, shall furnish the Lender with an updated and extended projection which shall extend at least through the end of the then next fiscal year.

              (d) Such updated and extended projections shall be prepared pursuant to a methodology and shall include such assumptions as are satisfactory to the Lender.

              (e) The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Lender or any Participant may obtain, develop, or receive with respect to the Borrower is confidential to the Lender and the Participants and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

         5-11. Financial Performance Covenants. The Borrower shall observe and comply with those financial performance covenants set forth on EXHIBIT 5-11, annexed hereto. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Lender may, but shall not be obligated to, determine the Borrower's compliance with such covenants based upon financial reports and other reports and statements provided by the Borrower to the Lender (whether or not such financial reports and statements are required to be furnished pursuant to the within Agreement) as well as by reference to interim financial information provided to, or developed by, the Lender.

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL.

              6-1. Use of Inventory Collateral.

              (a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower's business in the ordinary course (including any sale programs) and shall not engage in sales or other dispositions to creditors (other than sales in the ordinary course of business on ordinary business terms) ; sales or other dispositions in bulk; and any use of any of the Inventory in breach of any provision of this Agreement.

              (b) Without the consent of the Lender, no sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower.

         6-2. Inventory Quality. All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

         6-3. Adjustments and Allowances. The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Lender's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this
Section 6-3 may be limited or terminated by the Lender at any time after the occurrence of an Event of Default in the Lender's discretion.

              6-4. Validity of Accounts.

                   (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.

                   (b) The Borrower has no knowledge of any impairment of the validity or collectibility of any material portion of the Accounts and shall notify the Lender of any such fact promptly after Borrower becomes aware of any such impairment.

                   (c) Except as otherwise expressly permitted by this Agreement, the Borrower shall not post any bond to secure the Borrower's performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Lender) in the event of the Borrower's failure so to perform.

         6-5. Notification to Account Debtors. The Lender shall have the right at any time (after an Event of Default has occurred) to notify any of the Borrower's Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

ARTICLE 7 - GRANT OF SECURITY INTEREST

         7-1. Grant of Security Interest. To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Borrower's Liabilities, the Borrower hereby grants to the Lender a continuing security interest in and to, and assigns to the Lender the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the "COLLATERAL"):

                    (a)  All Accounts and accounts receivable.

                    (b)  All Inventory.

                    (c)  All General Intangibles.

                    (d)  All Equipment.

                    (e)  All Goods.

                    (f)  All Fixtures.

                    (g)  All Chattel Paper.

                    (h) All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

                    (i) All Investment Property, Instruments, Documents, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property (including, without limitation, the Segregated Accounts).

                    (j) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing (7-1(a) through 7-1(i)) or otherwise.


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



                    (k) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (7-1(a) through 7-1(i)), including the right of stoppage in transit.

         7-2. Extent and Duration of Security Interest. The within grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Lender and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Lender.

         7-3. Mortgages. The Liabilities are also secured by mortgages and deeds of trust on the Real Estate and assignments of leases and rents relating thereto (all of which for purposes of this Agreement shall be deemed "Collateral").

ARTICLE 8 - LENDER AS BORROWER'S ATTORNEY-IN-FACT.

         8-1. Appointment as Attorney-In-Fact. The Borrower hereby irrevocably constitutes and appoints the Lender as the Borrower's true and lawful attorney, with full power of substitution, exercisable after the occurrence and during the continuance of any Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Lender. The rights and powers granted the Lender by the within appointment include but are not limited to the right and power to:

              (a) Prosecute, defend, compromise, or release any action relating to the Collateral.

              (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Lender shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Lender determines to be the appropriate person to whom to so turn over such mail.

              (c) Endorse the name of the Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

              (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

              (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

              (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

              (g) Use, license or transfer any or all General Intangibles of the Borrower.

              (h) Sign and file or record any financing or other statements in order to perfect or protect the Lender's security and mortgage interest in the Collateral and other assets of the Borrower.

         8-2. No Obligation to Act. The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 8-1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 9 - EVENTS OF DEFAULT.

         The occurrence of any event described in this Article 9 respectively shall constitute an "EVENT OF DEFAULT" herein. Upon the occurrence of any Event of Default described in Sections 9-10 or 9-11, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, any and all Liabilities shall become immediately due and payable, at the option of the Lender and without notice or demand. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and the Borrower and instruments and papers given the Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

         9-1. Failure to Pay Term Loan. The failure by the Borrower to pay any amount when due under the Term Loan.

         9-2. Failure To Make Other Payments. The failure by the Borrower to pay when due (or within Three (3) Business Days after demand, if payable on demand) any payment Liability other than under the Term Loan.

         9-3. Failure to Perform Covenant or Liability (No Grace Period). The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in
Section 9-1 or Section 9-2 hereof, and included in any of the following provisions hereof:

                  Section                        Relates to         :
                  --------------------------------------------------
                  4-2                       Due Organization
                  4-4                       Location of Collateral
                  4-5                       Title to Assets
                  4-6                       Indebtedness
                  4-7                       Insurance Policies
                  4-9(b)                    Real Estate
                  4-11(d)                   Asset Sales
                  4-12                      Pay taxes
                  4-17                      Dividends, Mergers

                  4-18                      Loans and Advances
                  4-20                      Lines of Business
                  4-21                      Affiliate Transactions
                  4-23                      Additional Assurances
                  Article 5                 Reporting Requirements and Financial
                                            Covenants

         9-4. Failure to Perform Covenant or Liability (Grace Period). The failure by the Borrower, upon Ten (10) days written notice by the Lender, to cure the Borrower's failure to promptly, punctually and faithfully perform, discharge, or comply with any covenant or Liability not described in any of Sections 9-1, 9-2, or 9-3 hereof.

         9-5. Misrepresentation. Any material representation or warranty at any time made by the Borrower to the Lender under this Agreement, any Loan Document, certificate, financial statement or report delivered pursuant hereto, was not true or complete in all material respects when given.

         9-6. Revolving Credit Default. The occurrence of any of the following with respect to the Revolving Credit:

                  (a) The occurrence of a payment Event of Default, not cured within applicable grace period, if any.

                  (b) The acceleration by the Revolving Credit Lenders of the time for payment of the Revolving Credit as a result of the occurrence of an Event of Default.

                  (c) The failure of the Borrower to comply with the provisions of Article 7 (Cash Management) of the Loan and Security Agreement evidencing the Revolving Credit (as amended and in effect from time to time), which failure is not waived by the Revolving Credit Lenders or cured by the Borrower within any applicable grace period.

                  (d) The outstanding principal balance of the Revolving Credit exceeds Maximum Loan Exposure (as defined in the Loan and Security Agreement referenced in Section 9-6(c), above) by an amount in excess of the Permitted Overadvance (as defined in the Intercreditor Agreement between the Lender and the Revolving Credit Lenders), which is not cured by the Borrower within any applicable grace periods.

         9-7. Default Under Other Agreements. The occurrence of any breach or default under any agreement between the Lender (other than with respect to the Revolving Credit) and the Borrower or instrument or paper given the Lender by the Borrower (other than with respect to the Revolving Credit), whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that the Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

         9-8. Casualty Loss. Non-Ordinary Course Sales. The occurrence of any
(a) uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, or (b) sale (other than sales in the ordinary course of business or otherwise permitted under this Agreement) of any material portion of the Collateral.

         9-9. Judgment. Restraint of Business.

              (a) The service of process upon the Lender seeking to attach, by trustee, mesne, or other process, any of the Borrower's funds on deposit with, or assets of the Borrower in the possession of, the Lender, which attachment is not stayed, dissolved or otherwise satisfied within ten (10) days of its issuance.

              (b) The entry of any judgment against the Borrower which (i) together with all other existing judgments against the Borrower, exceeds $750,000.00 in the aggregate, or (ii) could reasonably be expected to have a material adverse effect on the Borrower's business, financial condition, operations, performance, properties or prospects, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

              (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         9-10. Business Failure. Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property; provided that the filing of such an application against the Borrower by another Person shall not constitute an Event of Default unless the Borrower fails to timely contest same, or if timely contested, such application is not dismissed within sixty (60) days after its commencement; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower's business or operations.

         9-11. Bankruptcy. The failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; provided that the filing of any such complaint, application, or petition against the Borrower by another Person shall not constitute an Event of Default unless the Borrower fails to timely contest same, or if timely contested, such complaint, application or petition is not dismissed within sixty (60) days after its commencement.

         9-12. Default by Guarantor or Related Entity. The occurrence of any of the foregoing Events of Default with respect to any guarantor of the


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



Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any parent, subsidiary, or Related Entity, as if such guarantor, parent, or Related Entity were the "Borrower" described therein.

         9-13. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         9-14. Termination of Guaranty. The termination or attempted termination of any guaranty by any guarantor of the Liabilities.

         9-15. Challenge to Loan Documents.

               (a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any material provisions of any Loan Document or the applicability or enforceability of any Loan Document in accordance with the subject Loan Document's terms in all material respects or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

               (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable in accordance with the subject Loan Document's terms in all material respects or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

         9-16. Executive Management. The death, disability, or failure of any of
R. Carter Pate and/or Dennis May at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Person at the execution of the within


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



Agreement and a qualified successor reasonably acceptable to the Lender has not replaced such Person within 100 days of such death, disability, or failure.

         9-17. Change in Control. Any Change in Control.

         9-18. Material Adverse Change. There shall occur any material adverse change in the assets, liabilities, financial condition, business or prospects of the Borrower, as determined by the Lender acting in good faith.

ARTICLE 10 - RIGHTS AND REMEDIES UPON DEFAULT.

         In addition to all of the rights, remedies, powers, privileges, and discretions which the Lender is provided prior to the occurrence of an Event of Default, the Lender shall have the following rights and remedies upon the occurrence of any Event of Default and at any time thereafter. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Lender's exercise of any of such rights and remedies.

          10-1. Rights of Enforcement. The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

                (a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

                (b) To take possession of all or any portion of the Collateral.

                (c) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

                (d) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

                (e) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

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



                (f) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

         10-2.  Sale of Collateral.

                (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender's disposition of the Collateral.

                (b) The Lender, in the exercise of the Lender's rights and remedies upon default, may conduct one or more going out of business sales, in the Lender's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

                (c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrower with such notice as may be practicable under the circumstances), the Lender shall give the Borrower at least seven (7) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender's rights and remedies upon default.

                (d) The Lender or any Participant may purchase the Collateral, or any portion of it at any public sale held under this Article.

                (e) The Lender shall apply the proceeds of any exercise of the

Rights and Remedies under this Article 10 towards the Liabilities in such manner, and with such frequency, as the Lender determines.

         10-3. Occupation of Business Location. In connection with the Lender's exercise of the Lender's rights under this Article 10, the Lender may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Lender be liable to the Borrower for use or occupancy by the Lender of any premises pursuant to this Article 10.

         10-4. Grant of Nonexclusive License. The Borrower hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Lender's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

         10-5. Assembly of Collateral. The Lender may require the Borrower to assemble the Collateral and make it available to the Lender at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Lender and Borrower.

         10-6. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the "RIGHTS AND REMEDIES") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any


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



of the Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Rights and Remedies. No waiver by the Lender of any of the Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Rights and Remedies and all of the Lender's rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order of preference as the Lender in its sole discretion may determine. The Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 11 - NOTICES.

         11-1. Notice Addresses. All notices, demands, and other communications made in respect of this Agreement shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:
                         BankBoston Retail Finance Inc.
                         40 Broad Street
                         Boston, Massachusetts 02109
                         Attention   :   Mr. Robert J. DeAngelis
                                         Senior Vice President
                         Fax         :   617 434-4339

    With a copy to:
                              Riemer & Braunstein
                              Three Center Plaza
                              Boston, Massachusetts 02108
                              Attention         : David S. Berman, Esquire
                              Fax               : 617 723-6831

If to the Borrower:
                              Sun Television and Appliances, Inc.
                              6600 Port Road
                              Groveport, Ohio 43125
                              Attention         : Mr. R. Carter Pate
                              Fax               : 214-764-7829 and 614-492-4018

    With a copy to:
                              Porter, Wright, Morris & Arthur
                              41 South High Street
                              Columbus, Ohio 43215
                              Attention         : Attorney Jennifer T. Mills
                              Fax:              : 614 227-2100


         11-2. Notice Given.

               (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

                   (i) By mail: the sooner of when actually received or Three
         (3) days following deposit in the United States mail, postage prepaid.

                   (ii) By recognized overnight express delivery: the Business Day following the day when sent.

                   (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

                   (iv) By Facsimile transmission (which must include a header indicated the party sending such transmission): If sent on a Business Day no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent (but in no event earlier than 10:00 AM). Otherwise, at the opening of the then next Business Day.

               (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due


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



notice was given shall each be deemed receipt of the notice sent.

ARTICLE 12 - GENERAL.

         12-1. Protection of Collateral. The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. The Lender may include reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Lender.

         12-2. Successors and Assigns; Intercreditor Agreement. (a) This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of the Lender and each Participant and the respective successors and assigns of each provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Lender assigns or transfers all or any portion of its rights under this Agreement, the assignee shall thereupon be deemed a "Lender" hereunder to extent of such assignment, shall succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder to the extent so assigned and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

         (b) The Borrower recognizes that the Lender's exercise of any discretion accorded to the Lender herein and of its rights, remedies, powers, privileges, and discretions with respect to the Borrower is subject to the provisions of an Intercreditor Agreement with the Revolving Credit Lenders and of a Participation Agreement with the Participants (each of which sets forth, among other things, certain prerequisites to the undertaking of certain action under the Loan Documents).

         12-3. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in


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



any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

         12-4.    Amendments.  Course of Dealing.

                  (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

                  (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

         12-5. Power of Attorney. In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Lender full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done


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



by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

         12-6. Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion (subject, however, to the terms of the Intercreditor Agreement with the Revolving Credit Lenders and participation agreements with any Participants). The Borrower shall remain liable for any deficiency remaining following such application.

         12-7. Costs and Expenses. The Borrower shall pay on demand all Costs of Collection and all reasonable expenses of the Lender and each Participant in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Lender and each Participant in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, but excluding, in any event those costs and expenses for which the Borrower is not responsible under Section 5-9 hereof. The Borrower specifically authorizes the Lender to pay all such fees and expenses and in the Lender's discretion, to add such fees and expenses to the Loan Account. The within undertaking, on the part of the Borrower, shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 12-7.

         12-8. Copies and Facsimiles. This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Lender may be reproduced by that Person or by the Lender by any photographic, microfilm,


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



xerographic, digital imaging, or other process, and that Person may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

         12-9. Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

         12-10. Consent to Jurisdiction.

                (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

                (b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein.

                (c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents.

                (d) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.


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



                (e) The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

         12-11. Indemnification. The Borrower shall indemnify, defend, and hold the Lender and each Participant and any director, employee, officer, partner, agent, Affiliate, attorneys, accountants, and consultants of any of the foregoing (each, an "INDEMNIFIED PERSON") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the relationship of the Borrower or of any Guarantor or endorser of the Liabilities with the Lender or any Participant (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith or in breach by such Indemnified Person of its contractual obligations under the Loan Documents. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability to the maximum amount legally permissible. The within indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 12-11. The Borrower also agrees that any Indemnified Person shall not have any liability to the Borrower, any person asserting claims on behalf or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to herein or in the Loan Documents except to the extent that there is a final determination made in a judicial proceeding, which determination includes a specific finding that the losses, claims, damages, liabilities or expenses incurred by the Borrower resulted from the gross negligence or bad faith of such Indemnified Person or the breach by such Indemnified Person of its contractual obligations under the Loan Documents.


         12-12. Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

                (a) Words in the singular include the plural and words in the plural include the singular.

                (b) Headings (indicated by being underlined) and the Table of Contents are solely for convenience of reference and do not constitute a part of the instrument in which included and do not affect such instrument's meaning, construction, or effect.

                (c) The words "includes" and "including" are not limiting.

                (d) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

                (e) Text which is underlined, shown in italics, shown in BOLD, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

                (f) The words "may not" are prohibitive and not permissive.

                (g) The word "or" is not exclusive.

                (h) Terms which are defined in one section of an instrument are used with such definition throughout the instrument in which so defined.

                (i) The symbol "$" refers to United States Dollars.

                (j) References to "herein", "hereof", and "within" are to this entire Loan Agreement and not merely the provision in which such reference is included.

                (k) Except as otherwise specifically provided, all references to


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



time are to Boston time.

                (l) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder, unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.

                (m) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 12- 13 hereof, provided, however, in the event of any inconsistency between the provisions of the within Agreement and any other Loan Document, the provisions of the within Agreement shall govern and control.

         12-13.       Intent. It is intended that:

                  (a) This Agreement take effect as a sealed instrument.

                  (b) The scope of the security interests created by this Agreement be broadly construed in favor of the Lender.

                  (c) The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.

                  (d) All reasonable costs and expenses incurred by the Lender and each Participant in connection with such Person's relationship(s) with the Borrower shall be borne by the Borrower.

                  (e) Unless otherwise explicitly provided herein, the Lender's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion.

         12-14. Right of Set-Off. Any and all deposits or other sums at any time credited by or due to the undersigned from the Lender and any cash, securities, instruments or other property of the undersigned in the possession of the Lender, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the undersigned to the Lender, and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender.

         12-15. Maximum Interest Rate. Regardless of any provision of any Loan Document, none of the Lender or any Participant shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

         12-16. Waivers.

                (a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 12-16(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

                (b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

                    (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

                    (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender's exercising of the Lender's rights upon default.

                    (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER OR ANY PARTICIPANT IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR ANY PARTICIPANT OR IN WHICH THE LENDER OR ANY PARTICIPANT IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY

         OTHER PERSON AND THE LENDER OR ANY PARTICIPANT (AND THE LENDER AND EACH PARTICIPANT LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

                    (iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Lender may or may become entitled to take hereunder.

                    (v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

                    (vi) Any claim to consequential, special, or punitive damages.


                                        SUN TELEVISION AND APPLIANCES, INC.
                                                               ("BORROWER")

                                        By /s/ R. CARTER PATE
                                          ---------------------------------

                                Print Name: R. Carter Pate
                                           --------------------------------

                                     Title: President
                                           --------------------------------


                                             BANKBOSTON RETAIL FINANCE INC.
                                                                  ("LENDER")

                                        By /s/ ROBERT DEANGELIS
                                          ---------------------------------

                                Print Name: Robert DeAngelis
                                           --------------------------------

                                     Title: Senior Vice President
                                           --------------------------------